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CUSIP No. 4569108


                                    Exhibit 1


                        NOTE AND STOCK PURCHASE AGREEMENT
                        ---------------------------------

This Agreement made this 23rd day of February, 1998 by and among Carle C. Conway, Cotter C. Conway, Carolyn C. Conway, Cotter C. Conway, individually and Carle C. and Ann Conway as Co-Trustees of the Carle and Ann Conway Family Trust
and Cotter C.   Conway, as Trustee of the Sibley Family Trust, hereinafter referred to collectively as "Sellers" and Northeast Hampton Holdings, LLC, hereinafter referred to as "Buyer".

Whereas the Sellers are the owners of certain common stock ("Stock"), and Carle
C. Conway, individually, is the owner of certain notes ("Notes"), convertible upon certain terms and conditions into Stock and certain vested options ("Options") to purchase Stock of Infinite Machines, Corp. ("Company") and the Sellers desire to sell said Stock, exercise said Options and sell the common stock thereby acquired, and sell said Notes upon the terms and conditions hereinafter set forth and Buyer desires to purchase said Stock and Notes, also upon the terms and conditions hereinafter set forth and the parties having reached an agreement in principal regarding the transaction. It Is Now Therefore Agreed As Follows:

     (1) SALE OF STOCK OF COTTER C. CONWAY, CAROLYN C. CONWAY AND SIBLEY FAMILY TRUST
     (a) Seller, Cotter C. Conway, shall sell to the Buyer and the Buyer shall purchase from him 104,258 shares of Stock of the Company for a total purchase price of Two Hundred Eight Thousand Five Hundred Sixteen and no/100 Dollars ($208,516.00), pursuant to the terms set forth in paragraph 5 (a), below.
     (b) Seller, Carolyn C. Conway, shall sell to the Buyer and the Buyer shall purchase from her 104,258 shares of stock of the Company for a total purchase price of Two Hundred Eight Thousand Five Hundred Sixteen and no/100 Dollars ($208,516.00), pursuant to the terms set forth in paragraph 5 (b), below.
     (c) Seller, Sibley Family Trust, shall sell to Buyer and the Buyer shall purchase from it 66,489 shares of stock of the Company for a total purchase price of One Hundred Thirty-Two Thousand Nine Hundred Seventy-Eight and no/100 Dollars ($132,978.00) pursuant to the terms set forth in paragraph 5
     (c) below.

     (2) SALE OF STOCK ISSUED AND HELD BY CARLE C. CONWAY AND THE CARLE AND ANN CONWAY FAMILY TRUST
     Sellers, Carle C. Conway and the Carle and Ann Conway Family Trust, shall sell to the Buyer and the Buyer shall purchase from them 1,526,022 shares of Stock of the Company now owned by them for a total purchase price of Three Million Fifty-Two Thousand Forty-Four and no/100 Dollars ($3,052,044.00) upon the terms and conditions set forth in paragraph 5 (d), below.

     (3) SALE OF SHARES OF COMMON STOCK TO BE ACQUIRED BY EXERCISE OF CERTAIN OPTIONS Seller, Carle C. Conway, is the holder of certain Options issued by the Company. He hereby agrees to exercise his rights as contained therein, and agrees to sell to the Buyer


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CUSIP No. 4569108




     any and all shares of Stock acquired by such exercise at a purchase price equal to his cost of exercise as set forth below:

     Shares to be Acquired               Option Price               Total Cost
     by Exercise
     _____________________               ____________               ___________
     177,905                                $0.60                   $106,743.00

     The Buyer shall pay the Seller One Hundred Six Thousand Seven Hundred Forty Three and 00/100 Dollars ($106,743.00) in immediately available funds on date of closing. The purchase by the Buyer is specifically made subject to the Seller obtaining from the Company its written permission to exercise the Option and immediately transfer to the Buyer the shares thereby acquired.

     (4) SALE OF CONVERTIBLE NOTES HELD BY CARLE C. CONWAY
     The Seller, Carle C. Conway, shall sell and the Buyer shall purchase 25 Notes of various dates and principal amounts from the Company now held by the Seller (A complete list of said Notes is attached as Schedule I and made a part hereof.), which Notes are convertible into Stock of the Company on certain terms and conditions, for the purchase price of $900,605 on the terms and conditions hereinafter set forth in paragraph 5 hereof and further shall pay to seller accumulated interest on said Notes at the rate of $247 per day from October 1, 1997 to day of closing, in immediately available funds. The terms and conditions of the convertibility of said Notes are set forth on Schedule II attached hereto and made a part hereof.

     (5) PAYMENT BY BUYER
     At closing the Buyer shall execute Four (4) Term Notes ("Term Notes"), payable to the respective Sellers as follows:
     (a) To Cotter C. Conway in the amount of $208,516.00 with interest initially at 7% per annum payable quarterly, in arrears and principal, payable in two equal annual installments of $104,258.00 each on the second days of January 1999 and 2000, all due and payable January 2, 2000, all such payments shall be made to the Escrow Agent as more fully set forth in Exhibit AI attached hereto and made a part hereof.
     (b) To Carolyn C. Conway in the amount of $208,516.00 with interest initially at 7% per annum payable quarterly, in arrears and principal, payable in two equal annual installments of $104,258.00 each on the second days of January 1999 and 2000, all due and payable January 2, 2000, all such payments shall be made to the Escrow Agent as more fully set forth in Exhibit AII attached hereto and made a part hereof.
     (c) To the Sibley Family Trust in the amount of $132,978.00 with interest at 7% per annum payable quarterly, in arrears, and principal payable in two equal annual installments of $66,489.00 each on the second days of January 1999 and 2000, all such payments shall be made to the Escrow Agent as more fully set forth in Exhibit A III attached hereto and made a part hereof.
     (d) To the Carle and Ann Conway Family Trust in the total amount of $3,952,649.00 with interest at 7% per annum payable quarterly, in arrears and principal payable in seven annual installments, first six of which shall be in the amount of $560,000 each on the second days of January 2000, 2001, 2002, 2003, 2004, and 2005, and the


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CUSIP No. 4569108



     seventh payment of $592,649.00 on June 30, 2006, all due and payable June 30, 2006, all such principal payments shall be made to the Escrow Agent and shall be applied or allocated first to the payments due for the purchase of the Notes, and second to the purchase of the Stock now standing in the name of Carle C. Conway and the Carle and Ann Conway Family Trust, as more fully set forth in Exhibit AIV attached hereto and made a part hereof.

     (6) SECURITY
     (a) PLEDGE AND SECURITY AGREEMENT; ESCROW AGREEMENT
     The Buyer and the Sellers shall also execute a Pledge and Security Agreement, in substantially the form set forth on Exhibit C attached hereto and an Escrow Agreement, in substantially the form set forth on Exhibit D attached hereto whereby INTER ALIA the Notes and Stock purchased by the Buyer shall be placed in the control of an Escrow Agent and the Buyer shall have the right to exercise all the rights and powers which enure to the benefit of such Stock and Notes so long as the Buyer is not in default on any terms or conditions of the Term Notes, the Security Agreement and Pledge, the Personal Guarantee and if a default occurs then the Escrow Agent shall convey the Stock and Notes to the Sellers and the Sellers shall thereafter exercise such rights and powers.
     In no event shall Sellers be entitled to receive any amount over and above the amount necessary to pay the entire principal and any unpaid interest owed pursuant to the Notes plus any expenses, commissions, legal fees or other costs associated or related to the liquidation of such security, and any amount over and above that necessary to so pay the amount of principal and interest due on the Notes plus such expenses will be paid and/or returned to the Buyer. Buyer shall have the option to be paid any such amount over and above the amount due plus such expenses in cash or in kind. Further, said Security and Pledge Agreement and Escrow Agreement shall contain provisions INTER ALIA as follows:
     1. That the Buyer shall have the right, so long as no default has occurred or has occurred and been cured, to sell some or all of the Stock so long as he places in escrow, subject to the agreement tangible or intangible assets the value of which, as determined in the sole discretion of the Sellers, is equal to or greater than 120% of the selling price or fair market value, whichever is greater, of the Stock.
     2. That in the event, after January 2, 1999, the fair market value of the Stock and Notes, as determined in the sole discretion of the Sellers, or other assets held by the Escrow Agent falls below 120% of the amount due on the Term Note the Buyer shall forthwith convey other assets to the Escrow Agent subject to the Guarantee, Pledge and Security Agreement to bring the fair market value to 120% of the amount due.

     (7) LIMITED WARRANTIES AND REPRESENTATIONS BY SELLERS
     (A) The sole member of the Buyer has for several years last past acted as the chief executive officer for the investment banking firm and financial advisor of the Company, H.J. Meyers & Co., Inc. As such he is thoroughly familiar with the financial and other affairs and conditions of the Company and has not and will not rely in any manner whatsoever on any statements or representations, oral or otherwise, of the


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CUSIP No. 4569108



     Sellers or any of them or any of their agents, employees or attorneys in regard to the condition, financial or otherwise, of the Company.
     (B) Each Seller, individually, represents and warrants to the Buyer that:
     1. Such Seller has good and marketable title to the Shares as represented herein and to be transferred to the Buyer and that upon the consummation of the purchase contemplated herein, subject to the security interests of the Sellers, the Buyer will acquire good and marketable title to the Shares, free and clear of all liens and encumbrances excepting such restrictions as may be placed thereon by state or federal laws regarding securities regulations and the said security interests of the Sellers.
     2. Such Seller has the full right, power and authority to enter into, execute and deliver this agreement and to transfer, convey and sell to the Buyer at the Closing the Shares subject hereto.
     3. Each Seller has taken all necessary actions to authorize and permit him, her or it to enter into and perform this Agreement. This Agreement is and it and each of the other agreements required hereby will be as of the Closing Date legal, valid and binding obligations of each Seller, enforceable in accordance with their respective terms.
     4. None of the Sellers is a party to any litigation, subject to or bound by any Law, Order, Rule, Regulation or other promulgation which would restrict his or her ability to execute or deliver this Agreement or the performance of any of his or her obligations hereunder.
     5. None of the Sellers is subject to any agreement restricting the sale of any of the Shares except as disclosed in the option agreements heretofore made available to the Buyer and except a certain Escrow Agreement covering certain Shares owned by Carle C. Conway and/or the Carle and Ann Conway Family Trust of which H.J. Meyers & Co., Inc. is the Escrow Agent.
     6. None of the Sellers is a party to any pending or threatened litigation which would restrict or encumber his or her ability to execute or deliver this Agreement or perform any of his or her obligations hereunder.
     7. None of the Sellers has engaged the services of any Broker and is not obligated to the payment of any commission on this transaction.
     (8) CLOSING DATE
     This transaction shall close and the Stock and Notes shall be transferred to the Buyer, subject to the Escrow and Pledge Agreement, on the 23rd day of February, 1998 at the offices of Harter, Secrest and Emery, 700 Midtown Tower, Rochester, New York or at such other date and place as shall be agreed upon among the parties.
     (A) Transfer of Stock
     1. Carle C. Conway and the Carle and Ann Conway Family Trust shall deliver or cause to be delivered to the Buyer certificates for 1,526,022 shares of Stock, duly endorsed for transfer, subject to the Obligations of the Buyer to deposit the shares with the Escrow Agent in accord with the terms of the Escrow Agreement and the Security and Pledge Agreement. In the event H.J. Meyers & Co., Inc. has not delivered to Carle C. Conway and/or the Carle and Ann Conway Family Trust certificates which it holds in escrow, and Carle C. Conway has not received certificates now owned by him but held in street name, Carle C. Conway and/or the Carle and Ann Conway Family



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CUSIP No. 4569108


     Trust shall be given sufficient time to receive, endorse and deliver those certificates to the Buyer but in no event shall such time exceed ten (10) days from the date of the receipt by them of such certificates. Under no circumstances shall the Sellers sell, give, transfer or otherwise dispose of such shares except pursuant hereto.
     2. Cotter C. Conway shall deliver to the Buyer certificates for 104,258 shares of Stock, duly endorsed for transfer, subject to the obligations of the Buyer to deposit the Shares with the Escrow Agent in accord with the terms of the Escrow Agreement and the Security and Pledge Agreement.
     3. Carolyn C. Conway shall deliver to the Buyer certificates for 104,250 shares of Stock duly endorsed for transfer, subject to the obligations of the Buyer to deposit the Shares with the Escrow Agent in accord with the terms of the Escrow Agreement and the Security and Pledge Agreement.
     4. The Sibley Family Trust shall deliver to the Buyer certificates for 66,489 shares of stock, duly endorsed for transfer, subject to the obligation of the Buyer to deposit the Shares with the Escrow Agent in accord with the terms of the Escrow Agreement and the Security and Pledge Agreement.
     5. Carle C. Conway shall, within ten (10) days of closing, exercise the options as set forth in paragraph 3 and assign all right, title and interest in the Stock to be derived from such exercise to the Buyer, the certificates therefor to be delivered to the Escrow Agent within sixty (60) days of closing.
     6. Carle C. Conway shall assign all his right, title and interest in and to the twenty-five (25) Notes to the Buyer.
     (B) Payment by Buyer
     The Buyer shall deliver or cause to be transferred to:
     1. Carle C. Conway, within ten (10) days of closing, the amount of $106,743 and at closing an amount equal to the interest accumulated on the Notes at the rate of $247 per day from October 1, 1997 to date of closing.
     2. The executed Promissory Notes as set forth in paragraph 5 and Exhibits AI, AII, AIII and AIV.
     (C) Security Instruments from the Buyer
     1. The Buyer shall execute and deliver to the Sellers the Pledge and Security Agreement as set forth in Paragraph 6 and Exhibit C. 2. The Buyer and the Sellers shall execute the Escrow Agreement as set forth in paragraph 6 and Exhibit D and deliver to the Escrow Agent a certificate or certificates for 1,978,933 shares of Stock registered in Buyer's name and the 25 Notes as set forth in paragraph 4 and Schedule I. Carle C. Conway shall in writing instruct the Company to issue the Stock acquired by him by the exercise of the Options to the Buyer and deliver them to the Escrow Agent. All the Stock and Notes together with a Stock Power executed by the Buyer in proper form to transfer such Stock on the books of the Company and the Notes, together with an assignment of said Notes by the Buyer to the Sellers shall be held as Collateral by the Escrow Agent.
     (D) Release of Escrow by H.J. Meyers & Co., Inc.


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     The Buyer shall cause H.J. Meyers & Co., Inc. to release all stock held by it to the Sellers, Carle C. Conway and the Carle and Ann Conway Family Trust and/or provide documentary evidence of such release.
     12. MISCELLANEOUS
     (a) This Agreement shall be constructed in accord with the Laws of the State of New York as a contract made and to be executed therein.
     (b) This Agreement is personal to the Buyer and may not be assigned by him and any attempted assignment shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and the assigns of the Sellers.
     (c) In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled to recover as part of the award and/or judgment, reasonable attorney fees plus the costs and disbursements of the suit including but not limited to travel and lodging expenses of the Sellers, if any. In Witness Whereof the parties have executed this Agreement the date first above set forth.

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                                        Sellers

                                        /s/ Carl C. Conway
                                        ----------------------------
                                        Carle C. Conway


                                        /s/ Cotter C. Conway
                                        ----------------------------
                                        Cotter C. Conway


                                        /s/ Carolyn C. Conway
                                        ----------------------------
                                        Carolyn C. Conway

                                        Carle and Ann Conway Family Trust


                                        By: /s/ Carle C. Conway
                                        ----------------------------
                                        Carle C. Conway, Trustee



                                        Sibley Family Trust


                                        By: /s/ Cotter C. Conway
                                        ----------------------------
                                        Cotter C. Conway, Trustee



                                        Buyer: Northeast Hampton
                                        Holdings, LLC


                                        By: /s/ James A. Villa
                                           -------------------------
                                           James A. Villa, Sole Member